UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 27, 2016 (April 21, 2016)

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	001-36480	94-3133088
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way Hayward, CA	94545
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 265-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 22, 2016, Aradigm Corporation (“Aradigm” or the “Company”) announced the pricing of $23 million aggregate principal amount of 9.0% Senior Convertible Notes due 2021 (the “Notes”) and warrants to purchase 263,436 shares of the Company’s common stock (the “Warrants”) to be issued in a private placement (the “Private Placement”) conducted pursuant to Regulation D under the Securities Act of 1933, as amended.

On April 21, 2016, Aradigm entered into a securities purchase agreement (the “Purchase Agreement”) in connection with the Private Placement and completed its first closing whereby the investors set forth on Schedule A of the Purchase Agreement (the “Purchasers”) purchased $20 million of the Notes and the Warrants, with the Notes to be issued pursuant to an indenture dated April 25, 2016 (the “Indenture”) between Aradigm and U.S. Bank National Association, as trustee (the “Trustee”). Aradigm anticipates the sale of the remaining $3 million of the Notes and the Warrants pursuant to the Purchase Agreement to occur shortly after a resale registration statement on Form S-3 relating to the Notes and Warrants issued in connection with the Private Placement has been declared effective by the Securities and Exchange Commission (the “SEC”).

In connection with the Private Placement, Aradigm also entered into an escrow agreement dated April 25, 2016 (the “Escrow Agreement”) with U.S. Bank National Association in its capacity as the escrow agent, pursuant to which Aradigm deposited funds in the amount of $1.8 million to pay all required payments of interest through the second payment date of May 1, 2017 due to the Purchasers pursuant to the terms of the Notes. Aradigm expects to deposit an additional $270,000 pursuant to the Escrow Agreement upon the closing of the remaining $3 million of the Notes and Warrants.

On August 27, 2013, Aradigm entered into a governance agreement with Grifols, S.A., as described in the Company’s Current Report on Form 8-K filed with the SEC on May 20, 2013 (the “Governance Agreement”), that sets forth certain rights and obligations of Aradigm and Grifols, including certain limitations on future acquisitions of shares of common stock by Grifols and certain rights by Grifols to maintain a target level of ownership in the Company at 35% (the “Target Percentage”) of the shares of the Company’s common stock on a Fully-Diluted Basis, as defined in the Governance Agreement. In connection with the Private Placement, Aradigm entered into an amendment of the Governance Agreement dated April 21, 2016, pursuant to which the Target Percentage was increased to 43.3%, and waivers pursuant to which Grifols waived certain registration and preemptive rights under the Governance Agreement.

The Notes are senior unsecured obligations of the Company and bear interest at a fixed rate of 9.0% per annum, payable semiannually in arrears on May 1 and November 1 of each year, beginning on November 1, 2016, unless earlier purchased or converted. The Notes are convertible at the option of the holders at any time prior to the close of business on the second business day immediately preceding May 1, 2021, except that in the event that the aggregate number of shares of common stock issuable to the holders at any time would exceed 19.99% of the total number of shares of common stock outstanding on April 20, 2016 (the “Conversion Share Cap”), the number of shares issued in any such conversion would be capped at the Conversion Share Cap and Aradigm would pay cash in lieu of such shares that would otherwise be deliverable above the Conversion Share Cap, unless Aradigm obtains shareholder approval for the issuance of more than such number of shares. Aradigm intends to seek such shareholder approval at the upcoming annual meeting. The initial conversion rate is 191.9386 shares of common stock for each $1,000 principal amount of Notes, which represents an initial conversion price of approximately $5.21 per share of common stock. The conversion rate of the Notes, and the corresponding conversion price, will be subject to adjustment for certain events.

The Warrants are exercisable at $5.21 per share of common stock (the “Exercise Price”) for five years following the date of issuance of the Warrants, with such exercise price subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events or upon any distributions of assets, including cash, stock or other property to the Company’s shareholders. The Warrants are exercisable commencing on the later of October 25, 2016 and the date of the public release of top line data related to the conclusion of ORBIT-3 and ORBIT-4 Phase 3 pivotal clinical trials for Aradigm’s investigational product Pulmaquin® inhaled ciprofloxacin. If, at any time from and after October 25, 2016, the daily volume-weighted average price of the shares of the Company’s common stock for each of ten consecutive trading days exceeds 150% of the Exercise Price, Aradigm will have the right to call all or a portion of the Warrants for redemption upon twenty business days prior notice to the holders, at a redemption price of $0.01 per Warrant; provided that the holders of the Warrants may elect to exercise their Warrants upon receipt of any redemption notice from Aradigm.

Indenture

Aradigm issued Notes in the aggregate principal amount of $20 million pursuant to the Indenture dated as of April 25, 2016. Aradigm anticipates issuing Notes pursuant to the Indenture in an additional aggregate principal amount of $3 million at the second closing. The Notes are the Company’s senior unsecured obligations and rank (i) senior in right of payment to any of Aradigm’s indebtedness that is expressly subordinated in right of payment to the Notes, (ii) equal in right of payment to any of Aradigm’s indebtedness that is not so subordinated, (iii) effectively junior in right of payment to any of Aradigm’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all indebtedness and other liabilities (including trade payables) of Aradigm’s subsidiaries.

Holders of the Notes may surrender all or any portion of their Notes for conversion at any time prior to the close of business on the second business day immediately preceding May 1, 2021. Unless and until Aradigm obtains shareholder approval for the issuance of more than such number of shares, to the extent the aggregate number of shares of common stock to be issued to the holders at any time exceeds 19.99% of the total number of shares of common stock outstanding on April 20, 2016, Aradigm shall pay cash in lieu of any shares of common stock that would otherwise be deliverable.

Aradigm may not redeem the Notes prior to December 1, 2017, and there is no sinking fund provided for the Notes. Aradigm may redeem for cash all or any portion of the Notes, at the Company’s option, on or after December 1, 2017 if the last reported sale price of the shares of the Company’s common stock is equal to or greater than 200% of the conversion price then in effect for at least twenty trading days (whether or not consecutive) during any thirty consecutive trading-day period, ending within the five trading days immediately preceding the date on which Aradigm provides notice of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If Aradigm undergoes a fundamental change (as defined below) prior to the maturity date for the Notes, holders may require Aradigm to purchase for cash all or any portion of their Notes at a fundamental change purchase price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date.

If Aradigm undergoes a make-whole fundamental change prior to the maturity date for the Notes and a holder elects to convert its Notes in connection with the make-whole fundamental change, then the conversion rate of the Notes shall be increased by the number of additional shares provided in the make-whole table included in the Indenture upon any conversion of the Notes during a specified period following the effective date of the make-whole fundamental change.

The events of default, which may result in the acceleration of the maturity of the Notes, include:

(i) default in any payment of interest on any Note when due and payable and the default continues for a period of thirty days;

(ii) default in the payment of principal of any Note when due and payable at its stated maturity, upon redemption, any required repurchase, upon declaration of acceleration, upon any fundamental change repurchase date or otherwise;

(iii) Aradigm’s failure to comply with its obligation to convert the Notes in accordance with the Indenture upon proper exercise of a holder’s conversion right, and such failure continues for a period of three business days;

(iv) Aradigm’s failure to give a fundamental change notice in accordance with the terms of the Indenture, notice of a make-whole fundamental change in accordance with the terms of the Indenture or notice of a merger event in accordance with the terms of the Indenture, in each case when due;

(v) Aradigm’s failure to comply with its obligations under the covenant in the Indenture relating to the consolidation or merger of Aradigm or the sale of its assets;

(vi) Aradigm’s failure for sixty days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding is received to comply with any of Aradigm’s other agreements contained in the Notes, the Escrow Agreement or the Indenture;

(vii) default by Aradigm or any of its significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $500,000 (or its foreign currency equivalent) in the aggregate of Aradigm and/or any such significant subsidiary, whether such indebtedness existed at the time of issuance or where thereafter created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise if such default is not cured or waived, or such acceleration is not rescinded within thirty days;

(viii) a final judgment for the payment of $500,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against Aradigm or any of Aradigm’s significant subsidiaries, which judgment is not paid, discharged or stayed within sixty days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

(ix) certain events of bankruptcy, insolvency, or reorganization of Aradigm or any of its significant subsidiaries; and

(x) the Escrow Agreement ceases to be in full force and effect and enforceable prior to its expiration in accordance with its terms.

A “fundamental change” will be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(i) a “person” or “group” (other than any permitted holders) within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than Aradigm, Aradigm’s direct and indirect subsidiaries or Aradigm’s and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Aradigm’s common equity representing more than 50% of the voting power of Aradigm’s common equity;

(ii) the consummation of (A) any recapitalization, reclassification or change of Aradigm’s common stock (other than changes resulting from a subdivision or combination) as a result of which Aradigm’s common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation, merger or similar transaction involving Aradigm pursuant to which Aradigm’s common stock will be converted into, or exchanged for, cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Aradigm and Aradigm’s subsidiaries, taken as a whole, to any person other than one of Aradigm’s direct and indirect wholly owned subsidiaries; provided, however, that neither (1) a transaction described in clause (B) in which the Holders of all classes of Aradigm’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction, nor (2) any merger solely for the purpose of changing Aradigm’s jurisdiction of incorporation and resulting in the reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity will be a fundamental change pursuant to this clause (ii);

(iii) Aradigm’s shareholders approve any plan or proposal for the liquidation or dissolution of Aradigm; or

(iv) Aradigm’s common stock (or other common stock into which the Notes are then convertible) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or any of their respective successors).

Other than with respect to Notes issued to affiliates of the Company (“Affiliate Notes”), if at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the Notes, the Company fails to timely file any document or report that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or the Notes are not otherwise freely tradable by Holders other than the Company’s affiliates or Holders that were the Company’s affiliates at any time during the three months immediately preceding (as a result of restrictions pursuant to U.S. securities laws), the Company shall pay additional interest on the Notes (other than Affiliate Notes). Such Additional Interest shall accrue on the Notes (other than Affiliate Notes) at the rate of (i) 0.25% per year on the principal amount of the Notes (other than Affiliate Notes) outstanding for each day during the first 90 days of such period for which the Company’s failure to file has occurred and is continuing or the Notes are not otherwise freely tradable during such period by Holders other than the Company’s Affiliates (or Holders that have been the Company’s Affiliates at any time during the three months immediately preceding) without restrictions pursuant to Rule 144 or any successor rule, and (ii) 0.50% per year on the principal amount of the Notes outstanding for each day after the first 90 days of the period for which the Company’s failure to file has occurred and is continuing or the Notes are not otherwise freely tradable during such period by Holders other than the Company’s Affiliates (or Holders that have been the Company’s Affiliates at any time during the three months immediately preceding) without restrictions pursuant to Rule 144 or any successor rule (in the case of either clause (i) or (ii), ending on the date that is one year from the last date of original issuance of the Notes).

Additionally, other than with respect to Affiliate Notes, if at any time on or after the 365th day after the last original issuance date of the Notes (i) the restrictive legend on the Notes specified in the indenture has not been removed from each global note, (ii) the global notes are assigned a restricted CUSIP number or (iii) the Notes are not otherwise freely tradable by Holders other than the Company’s Affiliates or Holders that were the Company’s Affiliates at any time during the three months immediately preceding (as a result of restrictions pursuant to U.S. securities laws or the terms of this Indenture or the Notes), the Company shall pay additional interest on the Notes (other than Affiliate Notes) at a rate (i) equal to 0.25% per year on the principal amount of Notes (other than Affiliate Notes) outstanding for the first 90 days of the period from, and including such 365th day, and (ii) equal to 0.50% per year on the principal amount of Notes (other than Affiliate Notes) outstanding after the first 90 days of such period from, and including, such 365th day, until the condition giving rise to the accrual of such additional interest is no longer occurring.

In no event shall additional interest payable for failure to comply with the Company’s obligations pursuant to the Indenture accrue at a rate in excess of 0.50%, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest. Notwithstanding the description above, additional interest will not accrue and will not be payable on any Note initially issued by the Company to any Holder that, at the time of issuance, was an Affiliate of the Company.

The above descriptions of the Purchase Agreement, the Indenture, the Escrow Agreement and the Amendment to Governance Agreement are summaries only and are qualified in their entirety by reference to the agreements to be filed with the SEC.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Item 8.01.	Other Events.

On April 26, 2016, Aradigm issued a press release announcing the initial closing of the Private Placement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 26, 2016, announcing the initial closing of the Private Placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

By:	/s/ Nancy Pecota
Nancy Pecota
Chief Financial Officer

Dated: April 27, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 26, 2016, announcing the initial closing of the Private Placement.